Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

E2open, Inc.:

We consent to the use of our report dated August 3, 2011, except as to the caption, “Net Income (Loss) per Share Attributable to Common Stockholders” in Note 2 to the consolidated financial statements, which is as of February 16, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Santa Clara, California

February 16, 2012